Exhibit 10.1

Global Strategic Profit Alliance Agreement

This Strategic Alliance Agreement (this "Agreement") is entered into as of the 26th day of April, 2011 (hereinafter referred to as the effective date of the Agreement), by and between OBSCENE JEANS CORPORATION, a Florida corporation (hereinafter referred to as "OBJE"), represented herein by Robert Federowicz, its duly authorized President, and BEIJING BEAUTYFRESH INTERNATIONAL TRADE COMPANY LTD., a Chinese company (hereinafter referred to as "Beautyfresh") and represented herein by its duly authorized Senior Company Official.

WITNESSETH:

WHEREAS, OBJE and Beautyfresh wish to enter into a Global Strategic Profit Alliance to import, export, market and perform certain complementary business services;

NOW, THEREFORE, in consideration of the foregoing and of the mutual premises hereinafter expressed, the parties hereto do mutually agree as follows:

ARTICLE I. SCOPE OF STRATEGIC ALLIANCE.

A.  Beautyfresh shall take all steps necessary to import, market and distribute, throughout mainland China, all OBJE branded products and shall act exclusively on behalf of OBJE.  In addition, Beautyfresh shall facilitate the marketing and export of OBJE's cosmetic products within the Nation of Greece (collectively "Beautyfresh Services").   The performance of Beautyfresh's services shall be on such terms and conditions as Beautyfresh may approve in its sole discretion. Beautyfresh will perform, schedule, staff and manage all Beautyfresh services.  OBJE's designs, materials, manufacturers, and other proprietary information and associated products, copyrights, trademarks, trade names and logos developed by OBJE shall remain the property of OBJE and reference to OBJE's rights shall be made in all uses of such materials.

B.  OBJE shall, in a professional manner, provide all start up and operating expenses such as to facilitate the completion of the undertaking of Beautyfresh (collectively "OBJE Services"). The performance of OBJE's services shall be on such terms and conditions as OBJE may approve in its sole discretion. OBJE will perform, schedule and manage all OBJE Services.  The distribution and customer lists as well as the contacts in Greece of Beautyfresh shall remain the property of OBJE.

C.  OBJE and Beautyfresh shall each sign the Mutual Non-Disclosure Agreement attached hereto as Exhibit "1".

D.  Profit and Loss allocation and a Funding Agreement for the operation detailing the Line of Credit and Loan Agreements shall be as set out in the Operating Agreement.

ARTICLE II. PERIOD OF PERFORMANCE.

This Agreement shall be effective as of the date first set forth above and, shall expire on the later of (i) five (5) years from the date hereof, or (ii) with respect to any specific product, upon the completion of either Beautyfresh or OBJE's Services. This Agreement shall be automatically renewed for successive one year periods unless either party gives written notice of termination to the other party at least thirty (30) days prior to the date of expiration. Notwithstanding the foregoing, this Agreement shall be earlier terminated (x) by mutual agreement of the parties or at any time upon sixty (60) days advance written notice to the other party. Time is of the essence in this Agreement.

ARTICLE III. MANAGEMENT.

Each party shall designate a partner, officer or other senior person to be responsible for the overall administration of this Agreement. Beautyfresh shall have ultimate responsibility for the interaction and relationships with those entities used for importing, exporting, marketing and distribution of OBJE branded products and OBJE shall have ultimate responsibility for determination of funding requirements and payment of those funds.

ARTICLE IV. CONFIDENTIAL INFORMATION.

The parties acknowledge and agree that in the course of the performance of this Agreement or additional services pursuant to this Agreement, that each may be given access to, or come into possession of, confidential information of the other party which information may contain trade secrets, proprietary data or other confidential material of that party. Therefore the parties have executed a Non-Disclosure Agreement which is attached hereto as Exhibit "1", and incorporated by reference as if fully set forth herein. Materials used in any engagement undertaken pursuant to this Agreement shall not be altered or changed without the consent of both parties.

ARTICLE V. NO PARTNERSHIP.

Nothing herein contained shall be construed to imply a joint venture, partnership or principal-agent relationship between OBJE and Beautyfresh, and neither party shall have the right, power or authority to obligate or bind the other in any manner whatsoever, except as otherwise agreed to in writing. The parties do contemplate a sharing of profits relating to the importing, exporting, marketing and distribution of OBJE branded products as well as relating to the development of a market in Greece.  The parties do not contemplate the co-ownership of a business or property so as to create a separate partnership under the law of any jurisdiction, including, without limitation, Georgia or Delaware. Accordingly, for tax, property and liability purposes OBJE will provide the OBJE Services, and Beautyfresh will perform the Beautyfresh Services, each on a professional basis and as an independent contractor of the other. Revenues and expenses relating to the Services and any additional services shall be reported separately by the parties for tax purposes. During the performance of the any of the Services, OBJE's employees will not be considered employees of Beautyfresh, and vice versa, within the meaning or the applications of any federal, state or local laws or regulations including, but not limited to, laws or regulations covering unemployment insurance, old age benefits, worker's compensation, industrial accident, labor or taxes of any kind. OBJE's personnel who are to perform the OBJE Services or additional services to be provided by OBJE hereunder shall be under the employment, and ultimate control, management and supervision of OBJE. Beautyfresh's personnel who are to perform the Beautyfresh Services or additional services to be provided by Beautyfresh hereunder shall be under the employment, and ultimate control, management and supervision of Beautyfresh. It is understood and agreed that Beautyfresh's employees shall not be considered OBJE's employees within the meaning or application of OBJE's employee fringe benefit programs for the purpose of vacations and holidays and vice versa.

ARTICLE VI. TRADEMARK, TRADE NAME AND COPYRIGHTS.

Except as expressly provided herein, this Agreement does not give either party any ownership rights or interest in the other party's trade name, trademarks or copyrights.

ARTICLE VII. INDEMNIFICATION.

OBJE and Beautyfresh, at each own expense, shall indemnify, defend and hold the other, its partners, shareholders, directors, officers, employees, and agents harmless from and against any and all third-party suits, actions, investigations and proceedings, and related costs and expenses (including reasonable attorney's fees) resulting solely and directly from the indemnifying party's negligence or willful misconduct. Neither OBJE nor Beautyfresh shall be required hereunder to defend, indemnify or hold harmless the other and/or its partners, shareholders, directors, officers, directors, employees and agents, or any of them, from any liability resulting from the negligence or wrongful acts of the party seeking indemnification or of any third-party. Each of OBJE and Beautyfresh agrees to give the other prompt written notice of any claim or other matter as to which it believes this indemnification provision is applicable. The indemnifying party shall have the right to defend against any such claim with counsel of its own choosing and to settle and/or compromise such claim as it deems appropriate. Each party further agrees to cooperate with the other in the defense of any such claim or other matter.

ARTICLE VIII. NON-SOLICITATION OF PERSONNEL.

OBJE and Beautyfresh agree not to engage in any attempt whatsoever, to hire, or to engage as independent contractors, the other's employees or independent contractors during the term of this Agreement and for a period of six (6) months following expiration or termination of this Agreement except as may be mutually agreed in writing.

ARTICLE IX. INTELLECTUAL PROPERTY

Work performed on engagements pursuant to this Agreement by either OBJE and/or Beautyfresh and information, materials, products and deliverables developed in connection with engagements pursuant to this Agreement shall be the property of the respective parties performing the work or creating the information. All underlying methodology utilized by OBJE and Beautyfresh respectively which was created and/or developed by either prior to the date of this Agreement and utilized in the course of performing engagements pursuant to this Agreement shall not become the property of the other. Each party's rights, titles and interests are described in the Non-Disclosure Agreement attached hereto as Exhibit "1".

ARTICLE X. GENERAL PROVISIONS.

A. Entire Agreement: This Agreement together with all documents incorporated by reference herein, constitutes the entire and sole agreement between the parties with respect to the subject matter hereof and supersedes any prior agreements, negotiations, understandings, or other matters, whether oral or written, with respect to the subject matter hereof. This Agreement cannot be modified, changed or amended, except for in writing signed by a duly authorized representative of each of the parties.

B. Conflict: In the event of any conflict, ambiguity or inconsistency between this Agreement and any other document which may be annexed hereto, the terms of this Agreement shall govern.

C. Assignment and Delegation: OBJE may shall assign this Agreement or any rights, duties or obligations hereunder to any other person and/or entity without prior express written approval of Beautyfresh.

D. Notices: Any notice required or permitted to be given under this Agreement shall be in writing, by hand delivery, commercial overnight courier or registered or certified U.S. Mail, to the address stated below for OBJE or to the address stated below for Beautyfresh, and shall be deemed duly given upon receipt, or if by registered or certified mail three (3) business days following deposit in the Mail. The parties hereto may from time to time designate in writing other addresses expressly for the purpose of receipt of notice hereunder.

If to OBJE:	Obscene Jeans Corporation Attention: Kathleen M. Delaney, Corporate Counsel 1900 West Loop South, Suite 150 Houston, TX 77027

If to Beautyfresh:	Beijing Beautyfresh International Trade Company, Ltd. Attention: Hu Yue, Senior Company Official Room 7008 Hengtai Building B No. 1 Shilipu Road Chaoyang District, Beijing 100025

E. Severability: If any provision of this Agreement is declared invalid or unenforceable, such provision shall be deemed modified to the extent necessary and possible to render it valid and enforceable. In any event, the unenforceability or invalidity of any provision shall not affect any other provision of this Agreement, and this Agreement shall continue in full force and effect, and be construed and enforced, as if such provision had not been included, or had been modified as above provided, as the case may be.

F. Governing Law: This Agreement shall be governed by and construed in accordance with the laws of the State of Texas without giving effect to its choice of law principles.

G. Paragraph Headings: The paragraph headings set forth in this Agreement are for the convenience of the parties, and in no way define, limit, or describe the scope or intent of this Agreement and are to be given no legal effect.

H. Counterparts: This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

I. Exhibits: The Exhibits attached hereto are made a part of this Agreement as if fully set forth herein.

IN WITNESS WHEREOF, the parties, by their duly authorized representatives, have caused this Agreement to be executed as of the date first written above.

BEIJING BEAUTYFRESH INTERNATIONAL TRADE COMPANY, LTD.

By:      /s/ Hu Yue

           HU YUE, Senior Company Official

OBSCENE JEANS CORPORATION

By:      /s/ Robert Federowicz

           ROBERT FEDEROWICZ, President